Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global Blood Therapeutics, Inc.:

We consent to the use of our report dated March 18, 2015, except for note 12, as to which the date is July 30, 2015, with respect to the balance sheets of Global Blood Therapeutics, Inc. as of December 31, 2014 and 2013 and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

August 12, 2015